UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): May 24, 2011


                          SYNERGY RESOURCES CORPORATION
                          -----------------------------
             (Exact name of Registrant as specified in its charter)


         Colorado                   001-35245                20-2835920
----------------------------   ---------------------    --------------------
(State or other jurisdiction   (Commission File No.)    (IRS Employer
 of incorporation)                                       Identification No.)



                                20203 Highway 60
                           Platteville, Colorado 80651
               --------------------------------------------------
          (Address of principal executive offices, including Zip Code)


      Registrant's telephone number, including area code: (970) 737-1073
                                                          --------------

                                       N/A
                       -----------------------------------
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                Explanatory Note

This amendment is being filed to amend and supplement the Current Report on Form 8-K filed by Synergy Resources Corporation on May 24, 2011, related to the acquisition of assets from Petroleum Exploration & Management, LLC (PEM). This amendment includes the historical financial statements of PEM and the unaudited pro-forma financial information that are required pursuant to Item 9.01 (a) and
Item 9.01 (b).

Item 9.01   Financial Statement and Exhibits.

    (a) Financial Statements of Business Acquired

        The audited financial statements of PEM for the years ended December 31, 2010 and 2009, and the unaudited interim financial statements of PEM for the three months ended March 31, 2011 and 2010.

    (b) Pro-forma Financial Information

        The unaudited pro-forma financial information giving effect to the acquisition of certain assets from PEM for the year ended August 31, 2010, and for nine months ended May 31, 2011.


    (d) Exhibits

        10.12 Purchase and Sale Agreement with Petroleum Exploration and Management, LLC

                     Petroleum Exploration & Management, LLC



                           Annual Financial Statements

                                       And

                         Report of Independent Auditors

                               For the Years Ended

                           December 31, 2010 and 2009


                          Interim Financial Statements

                           For the Three Months Ended

                             March 31, 2011 and 2010

                   Petroleum Exploration & Management, LLC





                                Table of Contents

                                                               Page

For the Years Ended December 31, 2010 and 2009:
    Report of Independent Auditors                             F-3
    Balance Sheets                                             F-4
    Statements of Operations and Members' Equity               F-5
    Statements of Cash Flows                                   F-6
    Notes to Financial Statements                              F-7

For the Three Months Ended March 31, 2011 and 2010:
    Balance Sheets                                             F-17
    Statements of Operations and Members' Equity               F-18
    Statements of Cash Flows                                   F-19
    Notes to Financial Statements                              F-20

                          INDEPENDENT AUDITORS' REPORT




To the Members of
Petroleum Exploration & Management, LLC
Platteville, Colorado


We have audited the accompanying balance sheets of Petroleum Exploration & Management, LLC as of December 31, 2010 and 2009, and the related statements of operations and members' equity and cash flows for each of the years in the two year period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petroleum Exploration & Management, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.


                                         /s/ Ehrhardt Keefe Steiner & Hottman PC

                                         Ehrhardt Keefe Steiner & Hottman PC
May 12, 2011
Denver, Colorado

                     PETROLEUM EXPLORATION & MANAGEMENT, LLC
                                 BALANCE SHEETS

                                                    As of December 31,
                                                 2010              2009
                                            ----------------  --------------
                    ASSETS

Current assets:

    Cash and cash equivalents               $        19,599   $      248,294
    Accounts receivable:
      Oil and gas sales                             377,857          131,159
      Related party receivable                       17,139           22,541
                                            ----------------  --------------
        Total current assets                        414,595          401,994
                                            ----------------  --------------

Oil and gas properties, full cost method, at cost:
    Proved properties, net of
     accumulated depletion of
     $3,341,898 and $2,608,478,
     respectively                                 6,612,692        5,486,104

    Unproved properties                             177,007          953,478
                                            ----------------  --------------
        Total oil and gas properties
                                                  6,789,699        6,439,582
                                            ----------------  --------------
        Total assets                        $     7,204,294   $    6,841,576
                                            ================  ==============

          LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
    Accounts payable:
      Trade                                 $       602,838   $      923,351
      Related party payable                         574,452          235,784
    Accrued expenses                                 34,444            8,061
    Bank loan payable                             2,514,702        3,344,795
                                            ----------------  --------------
        Total current liabilities                 3,726,436        4,511,991

Non-current liabilities:
    Asset retirement obligations                  1,206,802        1,085,380
                                            ----------------  --------------
        Total liabilities                         4,933,238        5,597,371
                                            ----------------  --------------

Commitments and contingencies

Members' equity:
    Members' equity                               2,932,076        1,867,809
    Advances due from affiliate                    (661,020)        (623,604)
                                            ----------------  --------------
        Total members' equity                      2,271,056       1,244,205
                                            ----------------  --------------
        Total liabilities and
        members' equity                     $      7,204,294  $    6,841,576
                                            ================  ==============

   The accompanying notes are an integral part of these financial statements.

                    PETROLEUM EXPLORATION & MANAGEMENT, LLC
                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                       For the years ended December 31,
                                        2010                   2009
                                    --------------        --------------

Oil and gas revenues                $    3,286,103        $    1,572,704
                                    --------------        --------------

Operating expenses:

    Lease operating expenses               694,880               523,430

    Well workover expenses                 226,138               139,090
    Production and property
     taxes                                 268,555               153,662
    Depreciation, depletion, and
     amortization                          733,419               484,811
    General and administrative             125,730               109,756
    Accretion of discount
     on asset retirement
     obligation                             90,660                71,267
                                    --------------        --------------
              Total expenses             2,139,382             1,482,016
                                    --------------        --------------
Operating income                         1,146,721                90,688
                                    --------------        --------------

Other income (expense):
    Interest expense                      (119,870)             (224,223)
    Interest income                         37,416                44,724
                                    --------------        --------------
              Total other expense          (82,454)             (179,499)
                                    --------------        --------------


Net income (loss)                   $    1,064,267        $      (88,811)
                                    ==============        ==============

MEMBERS' EQUITY

    Beginning of year                    1,867,809             1,956,620
          Net income (loss)              1,064,267               (88,811)
                                    --------------        --------------
    End of year                     $    2,932,076        $    1,867,809
                                    ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                        PETROLEUM EXPLORATION & MANAGEMENT, LLC
                                STATEMENTS OF CASH FLOWS
-                               ------------------------

                                               For the years ended December 31,
                                                    2010              2009
                                               ---------------  ---------------

 Cash flows from operating activities:

     Net income (loss)                         $     1,064,267  $      (88,811)
                                               ---------------  ---------------
     Adjustments to reconcile net loss to net
      cash used in operating activities:
       Depreciation, depletion, and
         amortization                                  733,419          484,811
       Accretion of discount on asset
         retirement obligations                         90,660           71,267
       Interest income accrued on advances
         due from affiliate                            (37,416)         (35,304)
     Changes in operating assets and
      liabilities:
       Accounts receivable                            (241,296)          19,560
       Accounts payable                                 18,155          511,553
       Accrued expenses                                 26,383            8,061
                                               ---------------  ---------------
     Total adjustments                                 589,905        1,059,948
                                               ---------------  ---------------
      Net cash provided by operating
       activities                                    1,654,172          971,137
                                               ---------------  ---------------

Cash flows from investing activities:
    Acquisition of property and equipment           (1,052,774)      (1,787,339)
                                               ---------------  ---------------
      Net cash used in investing activities         (1,052,774)      (1,787,339)
                                               ---------------  ---------------
Cash flows from financing activities:
    Cash proceeds from bank loan payable                     -          414,683
    Cash payments on bank loan payable                (830,093)               -
                                               ---------------  ---------------
      Net cash provided by (used in)
       financing activities                          (830,093)          414,683
                                               ---------------  ---------------


Net decrease in cash and equivalents                 (228,695)         (401,519)

Cash and equivalents at beginning of period           248,294           649,813
                                               ---------------  ---------------
Cash and equivalents at end of period          $       19,599   $       248,294
                                               ===============  ===============

Supplemental Cash Flow Information:
    Interest paid                              $      145,992   $       211,406

Non-cash investing and financing activities:
    Asset retirement costs and obligations     $       30,762   $       149,324

         The accompanying notes are an integral part of these financial statements.

                   PETROLEUM EXPLORATION & MANAGEMENT, LLC
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2010 and 2009


1.     Summary of Significant Accounting Policies

     Organization: Petroleum Exploration & Management, LLC (the "Company") was organized under the laws of the State of Colorado on April 9, 2003. The Company is primarily engaged in oil and gas acquisitions, exploration, development and production activities, with an emphasis in the area known as the Denver-Julesburg TypeBasin.

     Basis of Presentation: The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Company proportionately consolidates its undivided interests in oil and gas properties.

     Cash and Cash Equivalents: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

     Oil and Gas Properties: The Company uses the full cost method of accounting for costs related to its oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves (including the costs of unsuccessful efforts) are capitalized into a single full cost pool. These costs include land acquisition costs, geological and geophysical expense, carrying charges on non-producing properties, and costs of drilling. Under the full cost method, no gain or loss is recognized upon the sale or abandonment of oil and gas properties unless non-recognition of such gain or loss would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

     Capitalized costs of oil and gas properties are amortized on an aggregate basis using the unit-of-production method based upon estimates of petroleum reserves. For amortization purposes, the volume of petroleum reserves and production is converted into a common unit of measure at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is transferred to the capitalized costs to be amortized.

     In applying the full cost method, the capitalized costs of oil and gas properties are subject to a ceiling test. The ceiling test determines a limit on the book value of oil and gas properties. If capitalized costs, adjusted for related accumulated depreciation, depletion, and amortization, exceed the ceiling limitation, the excess is charged to earnings as an impairment expense. The ceiling limitation is calculated as the present value, discounted at 10%, of the future net cash flows from proved oil and gas reserves plus the cost of properties not subject to amortization, plus the lower of cost or net realizable value of unproved properties included in the amortization pool. The calculation of future net cash flows assumes continuation of current economic conditions, including current prices and costs. The ceiling limitation is highly sensitive to changing prices for oil and gas. Once impairment expense is recognized, it cannot be reversed in future periods, even if increasing prices raise the ceiling amount. Using these guidelines, for the years ended December 31, 2010 and 2009, the Company was not required to record a provision for impairment of oil and gas properties.

     For the years ended December 31, 2010 and 2009, the oil and natural gas prices used to calculate the full cost ceiling limitation are the average prices, calculated as the un-weighted arithmetic average of the first day of the month price for each month within the 12 month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. Prices are adjusted for basis or location differentials.

     Oil and Gas Reserves: The determination of depreciation, depletion and amortization expense, as well as the ceiling test limitation related to the recorded value of the Company's oil and natural gas properties, is highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company's control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered.

     In January 2010 a new standard was issued to revise accounting and disclosure requirements in accordance with current industry practice and changes in technology. Among other things, the revisions include a replacement of the single day pricing convention with a twelve month average pricing convention, permit the disclosure of probable and possible reserves, allow the use of certain technologies to establish reserves, require the disclosure of the qualifications of the technical person primarily responsible for preparing the reserve estimates or conducting a reserves audit, require the filing of the independent reserve engineer's summary report, and permit the disclosure of a reserves sensitivity analysis table to illustrate the impact of different price and cost assumptions on reserves.

     Capitalized Interest: The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization, when such amounts are significant. Interest is capitalized during the period that activities are in progress to bring the projects to their intended use. During the years ended December 31, 2010 and 2009, qualifying expenditures on projects in progress were not sufficient to require the capitalization of interest.

     Operating Region and Industry: The Company operates exclusively within the United States. Except for cash investments, all of the Company's assets are employed in, and all of its revenues are derived from, the oil and gas industry.

     Revenue Recognition: The Company records revenues from the sales of crude oil, natural gas, and natural gas liquids when delivery to the purchaser has occurred and title has transferred. Revenues are recognized only for the proportionate ownership interest in each well, net of any royalty interest or other profits interest. Revenues for royalty interests owned by the Company are generally recognized one or two months after a sale has occurred, based upon the earliest date that information is received from the well operator. Revenue estimates are prepared for the quantity of petroleum product delivered to the purchaser and the price that will be received. Payment is received at a later date, often sixty to ninety days after production. Revenue accruals are adjusted to reflect updated information as it is received.

     Lease Operating Expenses: Operating expenses of producing wells are recognized when incurred. For properties operated by third parties, expenses are estimated based upon activity reports. Expense accruals are adjusted to reflect updated information as it is received.

     Asset Retirement Obligation: The Company's activities are subject to various laws and regulations, including legal and contractual obligations to reclaim, remediate, or otherwise restore properties at the time the asset is permanently removed from service. The obligations include removal and disposal of surface equipment, and plugging and abandoning the wells. The fair value of a liability for the asset retirement obligation ("ARO") is initially recorded when it is incurred if a reasonable estimate of fair value can be made. This is typically when a well is completed or an asset is placed in service. When the ARO is initially recorded, the Company capitalizes the cost (asset retirement cost or "ARC") by increasing the carrying value of the related asset. Over time, the liability increases for the change in its present value (accretion of ARO), while the capitalized cost is depreciated over the useful life of the asset. The capitalized ARCs are included in the full cost pool and subject to depletion, depreciation and amortization. In addition, the ARCs are included in the ceiling test calculation. Calculation of an ARO requires estimates about several future events, including the life of the asset, the costs to remove the asset from service, and inflation factors. The ARO is initially estimated based upon discounted cash flows over the life of the asset and is accreted to full value over time using the Company's credit adjusted risk free interest rate. Estimates are periodically reviewed and adjusted to reflect changes.

     Income Taxes: For income tax purposes, the Company is treated as a partnership and taxable income or loss of the Company is included in the income tax returns of the individual members. Accordingly, these financial statements do not include expense provisions or liabilities related to income taxes.

     The Company adopted the authoritative guidance that pertains to uncertain tax positions which requires that it recognize the financial statement benefit of a tax position attributed to the entity only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company did not have any unrecognized tax benefits attributed to the entity and, accordingly, there was no effect on its financial condition or results of operations as a result of the adoption.

     Use of Estimates: The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, including oil and gas reserves, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition to oil and gas reserves, significant estimates include the present value of estimated future net cash flows and the present value of asset retirement costs and obligations. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary. Actual results could differ from these estimates.

     Fair Value of Financial Instruments: The carrying value of financial instruments including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value as of December 31, 2010 and 2009, due to their short term nature. The carrying value of bank loan payable approximates fair value because it is based on variable interest rates and has a short term maturity date.

     Concentration of Credit Risk: The Company joins with certain affiliated entities to maximize its cash management strategies. Certain cash balances are combined with cash balances from other entities to achieve economies of scale. The Company's cash position includes its interest in the shared account. Balances may exceed federally insured limits.

     The Company's oil and gas production is purchased by a few customers. The table below presents the percentage of oil and gas revenue that was purchased by major customers:

                       Years Ended
                       December 31,
                   ---------------------
                     2010       2009
                   ---------  ----------
Company A              58 %         58%
Company B              15 %         25%
Company C              15 %         * %

* less than 10%

     The table below presents the percentage of accounts receivable due from major customers:

                       At December 31,
                    ----------------------
                      2010        2009
                    ----------  ----------
Company A                 47%         40%
Company B                 20%         24%
Company C                 15%         20%
Company D                 11%         * %

* less than 10%

     Recent Accounting Pronouncements: The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial

Accounting Standards Board ("FASB") and the Emerging Issues Task Force to determine the impact of new pronouncements on US GAAP and the impact on the Company.

     In January 2010, a new standard was issued to modernize the oil and gas reserve estimation and disclosure requirements for all financial statements issued on or after January 1, 2010. The Company adopted this guidance effective December 31, 2009. The new accounting and disclosure requirements are aligned with current industry practice and allow the adaptation of changes in technology. The new rules permit the use of new technologies to determine proved reserves, allow companies to disclose their probable and possible reserves, and allow proved undeveloped reserves to be maintained beyond a five year period only if justified by specific circumstances. The new rules require companies to report the independence and qualification of the person primarily responsible for the preparation or audit of its reserve estimates, and to file reports when a third party is relied upon to prepare or audit its reserve estimates. The new rules also require that the net present value of oil and gas reserves reported and used in the full cost ceiling test calculation be based upon average market prices for sales of oil and gas on the first calendar day of each month during the preceding 12 month period prior to the end of the current reporting period.

     A standard to improve disclosures about fair value measurements was issued in January 2010. The additional disclosures include a discussion about the different classes of assets and liabilities at fair value, the significant inputs and techniques used to measure Level 2 and Level 3 assets and liabilities, the gross presentation of purchases, sales, issuances and settlements for the reconciliation of Level 3 activity, and the transfers in and out of Levels 2 and 3 and the reasons for such transfers. Adoption of the new standard did not materially affect the Company's disclosure.

     There were various other accounting standard updates recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, and either were not or are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

2.     Oil and Gas Properties

     Oil and gas property primarily consists of various interests in oil and gas leases and producing wells, as follows:

                                                At December 31,
                                        --------------------------------
                                             2010             2009
                                        ---------------  ---------------
Oil and Gas Properties, full cost
 method:
   Unevaluated costs, not subject to
    amortization:
      Leasehold acquisition costs       $     103,626      $   103,626
      Wells in progress                        73,381          849,852

   Evaluated costs:
      Producing and non-producing           9,954,590        8,094,582
                                        ---------------  ---------------
         Total capitalized costs           10,131,597        9,048,060
      Less, accumulated depreciation,
       depletion, and amortization         (3,341,898)      (2,608,478)
                                        ---------------  ---------------
         Oil and gas properties, net    $   6,789,699    $   6,439,582
                                        ===============  ===============

     Costs of oil and gas properties are depleted on an aggregate basis using the unit of production method. Production volumes are compared to estimated total reserve volumes to calculate a depletion rate. For the years ended December 31, 2010 and 2009, depletion of oil and gas properties was $733,419 and $484,811, respectively, which is equivalent to $11.69 and $11.25 per barrel of oil equivalent, respectively.

3.     Purchase and Sale of Producing Properties

     In 2009 the Company acquired certain oil and gas properties for $745,000. The oil and gas properties include:

     o 6 Producing oil and gas wells (100% working interest / 80% net revenue interest)
     o    2 Shut in oil wells (100% working interest / 80% net revenue interest)
     o    15 Potential drill sites (net 6.25 wells)
     o    Miscellaneous equipment

     The oil and gas properties are located in the Wattenberg field, which is part of the Denver-Julesburg Basin. Although no proved reserves are associated with the properties, they are considered good candidates for enhanced well stimulation techniques.

     In 2009 and 2010 the Company spent approximately $85,000 to upgrade and maintain the properties. On October 1, 2010, the properties were sold to Synergy for $830,093. (See Note 6). No gain or loss was recognized on the sale and the sales proceeds were credited to the full cost pool.

4.      Bank Loan Payable

     The Company maintains a credit facility with a commercial bank. The credit facility is collateralized by certain oil and gas properties and was amended on October 6, 2010 to extend the maturity date to October 19, 2011. Our members have provided the bank with personal repayment guarantees. The borrowing arrangement bears interest at a variable rate, defined as the WSJ prime rate less 0.25%, with a minimum interest rate of 5.5%. Interest is payable quarterly. As of December 31, 2010, the borrowing arrangement provided for maximum borrowings up to $5,000,000 and the unused borrowing capacity was $2,485,298. Subsequent to December 31, 2010, the limit on maximum borrowings was reduced to $4,000,000.


5.     Asset Retirement Obligation

     The  following  table   summarizes  the  change  in  the  asset  retirement
obligation for the years ended December 31, 2010 and 2009:

Balance, December 31, 2008                  $  864,789
  Liabilities incurred                         149,324
  Accretion of discount                         71,267
                                            -----------
Balance, December 31, 2009                   1,085,380
  Liabilities incurred                          30,762
  Accretion of discount                         90,660
                                            -----------
Balance, December 31, 2010                  $1,206,802
                                            ===========

6.     Related Party Transactions

     The Company's two members control various other entities and serve as executive officers of Synergy Resources Corporation ("Synergy"), a public company. The Company participates in transactions with related entities, as described below.

     The Company has no employees and does not operate any of its wells. It contracts with Petroleum Management, LLC ("PM") to provide various services. PM is controlled by the Company's members. PM is the operator of several oil and gas interests owned by the Company and charges the Company a pumper and management fee. The pumper and management fees were $216,500 and $218,700 for the years ended December 31, 2010 and 2009, respectively. In addition, the Company purchases certain equipment, primarily tubular goods, from PM. Amounts paid to PM for equipment purchases were $265,422 and $88,534 for the years ended December 31, 2010 and 2009, respectively, and were capitalized into oil and gas properties.

     The Company is a joint working interest owner of certain wells operated by Synergy. The Company is charged for its pro-rata share of costs and expenses incurred on its behalf. Similarly, it receives its pro-rata share of revenue from the sale of oil and natural gas. During the years ended December 31, 2010 and 2009, the Company was billed by Synergy for costs of $1,464,941 and $394,456, respectively. The Company recorded revenues from Synergy of $372,626 and $nil for the years ended December 31, 2010 and 2009, respectively.

     Between 2009 and 2010, the Company and PM sold partial interests in various properties to Synergy. The properties covered 640 gross acres and aggregate sales proceeds were $360,000.

     On October 1, 2010, the Company sold certain oil and gas properties to Synergy for $830,093. (See Note 3).

     The Company joins with certain affiliated entities to maximize its cash management strategies. Certain cash balances are combined with cash balances from other entities to achieve economies of scale. The Company's cash position includes its interest in the shared account.

     In addition, the Company leases space from another entity that is affiliated by common ownership interests. The Company pays monthly rent of $6,500 and may cancel the arrangement at any time. Rent expense of $78,000 was recorded for each of the years ended December 31, 2010 and 2009.

     The Company has advanced funds to an affiliated entity for the acquisition and improvement of real property. As the terms and conditions of the advance are not formally defined with regard to either the time of repayment or collateral, the advance has been presented as a reduction of members' equity. The advance bears interest at 6.0%. Related party interest income of $37,416 and $35,304 was recorded for the years ended December 31, 2010 and 2009, respectively.

     The following table summarizes balances due from related parties and balances due to related parties:

                                                 At December 31,
                                            -----------------------
                                                2010         2009
                                            ----------  -----------
Accounts receivable, related parties:
  Petroleum Management, LLC                    17,139      22,541
  Synergy Resources
Corporation                                   237,067     -
                                            ----------  -----------
    Total                                     254,206     22,541
                                            ==========  ===========

Accounts payable, related parties:
  Petroleum Management, LLC                   574,452     235,784
  Synergy Resources
Corporation                                    67,207      83,220
                                            ----------  -----------
    Total                                     641,659     319,004
                                            ==========  ===========

7.     Commitments and Contingencies

     On October 28, 2010, the Company agreed to sell certain oil and gas properties located in Wyoming. The transaction closed on April 11, 2011. See
Note 9.

     On November 1, 2010, the Company entered into a non-binding letter of intent to sell substantially all of its remaining oil and gas assets to Synergy.

8.     Supplemental Oil and Gas Information (unaudited)

     Costs Incurred: Costs incurred in oil and gas property acquisition, exploration and development activities for the years ended December, 2010 and 2009, were:

                              Years Ended December 31,
                             ---------------------------
                                 2010          2009
                             -------------  ------------
Acquisition of Property:
    Unproved                 $       --     $   843,625
    Proved                           --         345,031
Exploration costs                    --            --
Development costs               2,142,868       698,683
                             -------------  ------------
  Total Costs Incurred       $  2,142,868   $ 1,887,339
                             =============  ============

     Capitalized Costs Excluded from Amortization: The Company excludes unproved leasehold acquisition costs and wells in progress from amounts subject to depreciation, depletion, and amortization. For the years ended December 31, 2010 and 2009, unproved leasehold acquisition costs of $103,626 were excluded. The Company regularly evaluates these costs to determine whether impairment has occurred. Substantially all of these costs were incurred during 2009 and are expected to be evaluated and included in the amortization within five years. The Company also excluded wells in progress of $73,381 and $849,852 as of December 31, 2010 and 2009, respectively. Wells in progress are generally completed and transferred to the amortization pool within one year and there are no properties or projects which are expected to be excluded for more than five years.

     Oil and Natural Gas Reserve Information: Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made). Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Proved oil and natural gas reserve information at December 31, 2010 and 2009, and the related discounted future net cash flows are based on estimates prepared by petroleum engineers. Reserve information for the properties was prepared in accordance with revised guidelines initially adopted for the year ended December 31, 2009 and described in Note 1.

     The un-weighted arithmetic average of the first day of the month price for each month within each year is used in calculating proved oil and gas reserves as well as the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years.

     The following table sets forth information regarding the Company's net ownership interests in estimated quantities of proved developed and undeveloped oil and gas reserve quantities and changes therein for the years ended December 31, 2010 and 2009:

                                           Oil (Bbl)       Gas (Mcf)
                                         --------------  --------------
Balance, December 31, 2008
                                               201,009       1,301,365

  Revision of previous estimates                36,953          40,690
  Extensions, discoveries, and other
   additions                                    19,412         296,918
  Production                                   (18,504)       (147,439)
                                         --------------  --------------
Balance, December 31, 2009                     238,870       1,491,534

  Revision of previous estimates                 1,740         108,562
  Extensions,   discoveries,  and  other
   additions                                    44,626         357,904
  Production                                   (28,261)       (206,795)
                                         --------------  --------------
Balance, December 31, 2010                     256,975       1,751,205
                                         ==============  ==============

     All of the Company's reserves are classified as proved developed reserves.

     Standardized Measure of Discounted Future Net Cash Flows: The following analysis is a standardized measure of future net cash flows and changes therein related to estimated proved reserves. Future oil and gas sales have been computed by applying average prices of oil and gas for December 31, 2010 and 2009. Future production and development costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs. The calculation assumes the continuation of existing economic conditions, including the use of constant prices and costs. All cash flow amounts are discounted at 10% annually to derive the standardized measure of discounted future cash flows. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the Company's oil and gas reserves. Actual future net cash flows from oil and gas properties will also be affected by factors such as actual prices the Company receives for oil and gas, the amount and timing of actual production, supply of and demand for oil and gas, and changes in governmental regulations or taxation.

     The following table sets forth the Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure:

                                            Years Ended December 31,
                                       -----------------------------------
                                             2010              2009
                                       -----------------  ----------------

uture cash inflows                        $27,097,635       $19,118,788
Future production costs                    (9,868,457)       (7,373,637)
Future development costs                           --                --
                                       -----------------  ----------------
Future net cash flows                      17,229,178        11,745,151
 10% annual discount for
 estimated timing of cash flows            (8,108,711)       (5,572,022)
                                       -----------------  ----------------
Standardized measure of
 discounted future net cash flows         $ 9,120,467       $ 6,173,129
                                       =================  ================

     There have been significant fluctuations in the posted prices of oil and natural gas during the last two years. Prices actually received for the Company's oil and gas from purchasers are adjusted from posted prices for location differentials, quality differentials, and BTU content. Estimates of the Company's reserves are based on realized prices. The following table presents the prices used to prepare the estimates, based upon average prices for the years ended December 31, 2010 and 2009:

                    Natural
                     Gas      Oil
                    (Mcf)    (Bbl)
December 31, 2009   $ 4.54   $51.69
December 31, 2010   $ 5.13   $70.49

     The principle sources of change in the standardized measure of discounted future net cash flows are:

                                               Years Ended December 31,
                                              2010                 2009

Standardized measure, beginning of         $   6,173,129       $  4,827,948
   year
Sale and transfers, net of production         (2,096,530)          (756,522)
   costs
Net changes in prices and production           2,166,057            612,281
   costs
Extensions, discoveries, and improved          1,632,881            699,321
   recovery
Revision of quantity estimates                   169,742            770,585
Accretion of discount                            617,313            482,795
Other                                            457,875          (463,279)
                                       ------------------  -----------------
Standardized measure, end of year           $  9,120,467       $  6,173,129
                                       ==================  =================

9.     Subsequent Events

     On April 11, 2011, the Company sold producing oil and gas properties located in Laramie County, Wyoming. Net proceeds from the sale were approximately $3,153,000, and are subject to customary post-closing adjustments. For accounting purposes, the proceeds will be credited to the full cost pool. The properties that were sold provided revenues of $398,608 and $342,673 for the years ended December 31, 2010 and 2009, respectively. The lease operating expenses associated with the properties were $348,511 and 298,597 for the years ended December 31, 2010 and 2009, respectively.

                     Petroleum Exploration & Management, LLC

                          Interim Financial Statements

                           For the Three Months Ended

                             March 31, 2011 and 2010

                                   (unaudited)

                            PETROLEUM EXPLORATION & MANAGEMENT, LLC
                                        BALANCE SHEETS

                                                    March 31,    December 31,
                                                      2011           2010
                                                  ------------   ------------
                                                   (unaudited)
                        ASSETS
Current assets:
    Cash and cash equivalents                     $  132,056       $  19,599
    Accounts receivable:
      Oil and gas sales                              246,221         140,790
      Related parties                                451,605         254,206
                                                  ------------   ------------
        Total current assets                         829,882         414,595
                                                  ------------   ------------

Oil and gas properties, full cost method:
    Proved properties, net of accumulated
     depreciation, depletion,
     and amortization of $3,519,103 and
     $3,341,898, as of
     March 31, 2011 and December 31, 2010,
     respectively                                  6,496,942       6,612,692

    Unproved properties                              177,007         177,007
                                                  ------------   ------------
        Total oil and gas properties               6,673,949       6,789,699
                                                  ------------   ------------
          Total assets                            $7,503,831      $7,204,294
                                                  ============   ============

            LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
    Accounts payable:
      Trade                                       $  507,502      $  535,631
      Related parties                                684,854         641,659
    Accrued expenses                                  25,808          34,444
    Bank loan payable                              2,514,702       2,514,702
                                                  ------------   ------------
        Total current liabilities                  3,732,866       3,726,436

Non-current liabilities:
    Asset retirement obligations                   1,232,080        1,206,802
                                                  ------------   ------------
        Total liabilities                          4,964,946        4,933,238
                                                  ------------   ------------
Members' equity:
    Members' equity                                3,209,820        2,932,076
    Advances due from affiliate                     (670,935)        (661,020)
                                                  ------------   ------------
        Total members' equity                      2,538,885        2,271,056
                                                  ------------   ------------
        Total liabilities and members' equity     $7,503,831       $7,204,294
                                                  ============   ============

         The accompanying notes are an integral part of these financial statements.

                     PETROLEUM EXPLORATION & MANAGEMENT, LLC
                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY
                                   (unaudited)

                                      For the three months ended March 31,
                                          2011                  2010
                                     ---------------       ---------------



Oil and gas revenues                 $      803,139        $       762,868
                                     ---------------       ---------------

Operating expenses:
    Lease operating expenses                171,644                146,766
    Well workover expenses                        -                 39,548
    Production and property  taxes           82,786                 43,470
    Depreciation, depletion, and
     amortization                           177,205                170,263
    General and administrative               45,379                 24,049
    Accretion of discount
     on asset retirement
     obligation                              25,278                 22,665
                                     ---------------       ---------------
                 Total expenses             502,292                446,761
                                     ---------------       ---------------
Operating income                            300,847                316,107
                                     ---------------       ---------------
Other income (expense):
    Interest expense                        (33,018)               (42,125)
    Interest income                           9,915                  9,354
                                     ---------------       ---------------
                 Total other
                  (expense)                 (23,103)               (32,771)
                                     ---------------       ---------------


Net income                           $      277,744        $       283,336
                                     ===============       ===============
MEMBERS' EQUITY
    Beginning of period                   2,932,076              1,867,809
          Net income                        277,744                283,336
                                     ---------------       ---------------
    End of period                    $    3,209,820        $     2,151,145
                                     ===============       ===============

   The accompanying notes are an integral part of these financial statements.

                     PETROLEUM EXPLORATION & MANAGEMENT, LLC
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                                          For the three months
                                                           ended March 31,
                                                         2011           2010
                                                    --------------   -----------

 Cash flows from operating activities:
     Net income                                     $     277,744    $  283,336
                                                    --------------   -----------
     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Depreciation, depletion, and
        amortization                                      177,206       170,263
       Accretion of discount on asset
        retirement obligations                             25,278        22,665
       Interest income accrued on advances due
        from affiliate                                     (9,915)       (9,354)
     Changes in operating assets and
      liabilities:
       Accounts receivable                               (302,830)     (332,010)
       Accounts payable                                    15,066        (3,594)
       Accrued expenses                                    (8,636)        2,684
                                                   --------------   -----------
     Total adjustments                                   (103,831)     (149,346)
                                                   --------------   -----------
      Net cash provided by operating activities           173,913       133,990
                                                   --------------   -----------
Cash flows from investing activities:
    Acquisition of property and equipment                 (61,456)     (133,166)
    Proceeds from sale of assets                                -       260,000
                                                   --------------   -----------
      Net cash provided by (used in) investing
       activities                                         (61,456)      126,834
                                                   --------------   -----------

Cash flows from financing activities:
                                                   --------------   -----------
      Net cash provided by financing activities                 -             -
                                                   --------------   -----------
Net increase in cash and equivalents                      112,457       260,824
Cash and equivalents at beginning of period                19,599       248,294
                                                   --------------   -----------
Cash and equivalents at end of period              $      132,056   $   509,118
                                                   ==============   ===========
Supplemental Cash Flow Information:
    Interest paid                                  $       41,653   $    39,409
Non-cash investing and financing activities:
    Asset retirement costs and obligations         $            -   $         -

         The accompanying notes are an integral part of these financial statements.

                     PETROLEUM EXPLORATION & MANAGEMENT, LLC
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2011 and 2010


1.     Summary of Significant Accounting Policies

     Organization: Petroleum Exploration & Management, LLC (the "Company") was organized under the laws of the State of Colorado on April 9, 2003. The Company is primarily engaged in oil and gas acquisitions, exploration, development and production activities, with an emphasis in the area known as the Denver-Julesburg Basin.

     Basis of Presentation: The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Company proportionately consolidates its undivided interests in oil and gas properties.

     Cash and Cash Equivalents: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

     Oil and Gas Properties: The Company uses the full cost method of accounting for costs related to its oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves (including the costs of unsuccessful efforts) are capitalized into a single full cost pool. These costs include land acquisition costs, geological and geophysical expense, carrying charges on non-producing properties, and costs of drilling. Under the full cost method, no gain or loss is recognized upon the sale or abandonment of oil and gas properties unless non-recognition of such gain or loss would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

     Capitalized costs of oil and gas properties are amortized on an aggregate basis using the unit-of-production method based upon estimates of petroleum reserves. For amortization purposes, the volume of petroleum reserves and production is converted into a common unit of measure at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is transferred to the capitalized costs to be amortized.

     In applying the full cost method, the capitalized costs of oil and gas properties are subject to a ceiling test. The ceiling test determines a limit on the book value of oil and gas properties. If capitalized costs, adjusted for related accumulated depreciation, depletion, and amortization, exceed the ceiling limitation, the excess is charged to earnings as an impairment expense. The ceiling limitation is calculated as the present value, discounted at 10%, of the future net cash flows from proved oil and gas reserves plus the cost of properties not subject to amortization, plus the lower of cost or net realizable value of unproved properties included in the amortization pool. The calculation of future net cash flows assumes continuation of current economic conditions, including current prices and costs. The ceiling limitation is highly sensitive to changing prices for oil and gas. Once impairment expense is recognized, it cannot be reversed in future periods, even if increasing prices raise the ceiling amount. Using these guidelines, for the three months ended March 31, 2011 and 2010, the Company was not required to record a provision for impairment of oil and gas properties.

     For the three months ended March 31, 2011 and 2010, the oil and natural gas prices used to calculate the full cost ceiling limitation are the average prices, calculated as the un-weighted arithmetic average of the first day of the month price for each month within the 12 month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. Prices are adjusted for basis or location differentials.

     Oil and Gas Reserves: The determination of depreciation, depletion and amortization expense, as well as the ceiling test limitation related to the recorded value of the Company's oil and natural gas properties, is highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company's control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered.

     In January 2010, a new standard was issued to revise accounting and disclosure requirements in accordance with current industry practice and changes in technology. Among other things, the revisions include a replacement of the single day pricing convention with a twelve month average pricing convention, permit the disclosure of probable and possible reserves, allow the use of certain technologies to establish reserves, require the disclosure of the qualifications of the technical person primarily responsible for preparing the reserve estimates or conducting a reserves audit, require the filing of the independent reserve engineer's summary report, and permit the disclosure of a reserves sensitivity analysis table to illustrate the impact of different price and cost assumptions on reserves.

     Capitalized Interest: The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization, when such amounts are significant. Interest is capitalized during the period that activities are in progress to bring the projects to their intended use. During three months ended March 31, 2011 and 2010, qualifying expenditures on projects in progress were not sufficient to require the capitalization of interest.

     Operating Region and Industry: The Company operates exclusively within the United States. Except for cash investments, all of the Company's assets are employed in, and all of its revenues are derived from, the oil and gas industry.

     Revenue Recognition: The Company records revenues from the sales of crude oil, natural gas, and natural gas liquids when delivery to the purchaser has occurred and title has transferred. Revenues are recognized only for the proportionate ownership interest in each well, net of any royalty interest or other profits interest. Revenues for royalty interests owned by the Company are generally recognized one or two months after a sale has occurred, based upon the earliest date that information is received from the well operator. Revenue estimates are prepared for the quantity of petroleum product delivered to the purchaser and the price that will be received. Payment is received at a later date, often sixty to ninety days after production. Revenue accruals are adjusted to reflect updated information as it is received.

     Lease Operating Expenses: Operating expenses of producing wells are recognized when incurred. For properties operated by third parties, expenses are estimated based upon activity reports. Expense accruals are adjusted to reflect updated information as it is received.

     Asset Retirement Obligation: The Company's activities are subject to various laws and regulations, including legal and contractual obligations to reclaim, remediate, or otherwise restore properties at the time the asset is permanently removed from service. The obligations include removal and disposal of surface equipment, and plugging and abandoning the wells. The fair value of a liability for the asset retirement obligation ("ARO") is initially recorded when it is incurred if a reasonable estimate of fair value can be made. This is typically when a well is completed or an asset is placed in service. When the ARO is initially recorded, the Company capitalizes the cost (asset retirement cost or "ARC") by increasing the carrying value of the related asset. Over time, the liability increases for the change in its present value (accretion of ARO), while the capitalized cost is depreciated over the useful life of the asset. The capitalized ARCs are included in the full cost pool and subject to depletion, depreciation and amortization. In addition, the ARCs are included in the ceiling test calculation. Calculation of an ARO requires estimates about several future events, including the life of the asset, the costs to remove the asset from service, and inflation factors. The ARO is initially estimated based upon discounted cash flows over the life of the asset and is accreted to full value over time using the Company's credit adjusted risk free interest rate. Estimates are periodically reviewed and adjusted to reflect changes. In addition, revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

     Income Taxes: For income tax purposes, the Company is treated as a partnership and taxable income or loss of the Company is included in the income tax returns of the individual members. Accordingly, these financial statements do not include expense provisions or liabilities related to income taxes.

     The Company adopted the authoritative guidance that pertains to uncertain tax positions which requires that the Company recognize the financial statement benefit of a tax position attributed to the entity only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company did not have any unrecognized tax benefits attributed to the entity and, accordingly, there was no effect on its financial condition or results of operations as a result of the adoption.

     Use of Estimates: The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, including oil and gas reserves, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition to oil and gas reserves, significant estimates include the present value of estimated future net cash flows and the present value of asset retirement costs and obligations. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary. Actual results could differ from these estimates.

     Fair Value of Financial Instruments: The carrying value of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, approximate fair value as of March 31, 2011 and 2010, due to their short term nature. The carrying value of bank loan payable approximates fair value because it is based on variable interest rates and has a short term maturity date.

     Concentration of Credit Risk: The Company joins with certain affiliated entities to maximize its cash management strategies. Certain cash balances are combined with cash balances from other entities to achieve economies of scale. The Company's cash position includes its interest in the shared account. Balances may exceed federally insured limits.

     The Company's oil and gas production is purchased by a few customers. The table below presents the percentage of oil and gas revenue that was purchased by major third party customers:

                  Three Months Ended March 31,
                ---------------------------------
                    2011              2010
                --------------  -----------------
Company A                 38%                33%
Company B                 18%                23%
Company C                 14%                23%
Company D                 10%                * %

* less than 10%

     The table below presents the percentage of accounts receivable due from major third party customers:

                             As of
                --------------------------------
                  March 31,      December 31,
                    2011             2010
                --------------  ----------------
Company A                 43%               47%
Company B                 21%               20%
Company C                 12%               15%
Company D                 12%               11%


     Recent Accounting Pronouncements: The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board ("FASB") and the Emerging Issues Task Force, to determine the impact of new pronouncements on the Company. During the three months ended March 31, 2011, there were no accounting standard updates that had or are expected to have a material impact on the Company's financial position, results of operations or cash flows.

2.     Oil and Gas Properties

     Oil and gas property primarily consists of various interests in oil and gas leases and producing wells, as follows:

                                                     As of
                                        --------------------------------
                                           March 31,     December, 31,
                                             2011            2010
                                        ---------------  ---------------
Oil and Gas Properties, full cost
 method:
   Unevaluated costs, not subject to
    amortization:
      Leasehold acquisition costs       $     103,626    $     103,626
      Wells in progress                        73,381           73,381

   Evaluated costs:
      Producing and non-producing          10,016,045        9,954,590
                                        ---------------  ---------------
         Total capitalized costs           10,193,052       10,131,597
      Less, accumulated depreciation,
       depletion, and amortization         (3,519,103)      (3,341,898)
                                        ---------------  ---------------
            Oil and gas properties, net $   6,673,949    $   6,789,699
                                        ===============  ===============

     Costs of oil and gas properties are depleted on an aggregate basis using the unit of production method. Production volumes are compared to estimated total reserve volumes to calculate a depletion rate. For the three months ended March 31, 2011, depletion of oil and gas properties was $177,205 which is equivalent to $12.12 per barrel of oil equivalent. For the three months ended March 31, 2010, depletion of oil and gas properties was $170,263 which is equivalent to $11.69 per barrel of oil equivalent.

3.      Bank Loan Payable

     The Company maintains a credit facility with a commercial bank. The credit facility is collateralized by certain oil and gas properties and was amended on October 6, 2010 to extend the maturity date to October 19, 2011. Our members have provided the bank with personal repayment guarantees. The borrowing arrangement bears interest at a variable rate, defined as the WSJ prime rate less 0.25%, with a minimum interest rate of 5.5%. Interest is payable quarterly. As of March 31, 2011, the borrowing arrangement provided for maximum borrowings up to $5,000,000. Pursuant to the closing of the sale of certain of the Company's Laramie, Wyoming properties on April 11, 2011, the Company repaid $1,000,000 of amounts then outstanding under this credit facility. Concurrent with this repayment, the limit on maximum borrowings was reduced to $4,000,000.

4.     Asset Retirement Obligation

     The following table provides a reconciliation of the Company's asset retirement obligations for the three months ended March 31, 2011 (in thousands):

Balance, December 31, 2010                  $1,206,802
  Liabilities incurred                               -
  Accretion of discount                         25,278
                                            -----------
Balance, March 31, 2011                     $1,232,080
                                            ===========

5.     Related Party Transactions

     The Company's two members control various other entities and serve as executive officers of Synergy Resources Corporation ("Synergy"), a public company. The Company participates in transactions with related entities, as described below.

     The Company has no employees and does not operate any of its wells. It contracts with Petroleum Management, LLC ("PM") to provide various services. PM is controlled by the Company's members. PM is the operator of several oil and gas interests owned by the Company and charges the Company a pumper and management fee. The pumper and management fees were $52,575, and $53,775 for the three months ended March 31, 2011 and 2010, respectively.

     The Company is a joint working interest owner of certain wells operated by Synergy. The Company is charged for its pro-rata share of costs and expenses incurred on its behalf. Similarly, it receives its pro-rata share of revenue from the sale of oil and natural gas. During the three months ended March 31, 2011 and 2010, the Company was billed by Synergy for costs of $75,316 and $105,527, respectively. The Company recorded net revenues from Synergy of $292,498 and $nil for the three months ended March 31, 2011 and 2010, respectively.

     The Company joins with certain affiliated entities to maximize its cash management strategies. Certain cash balances are combined with cash balances from other entities to achieve economies of scale. The Company's cash position includes its interest in the shared account.

     In addition, the Company leases office space from another entity that is affiliated by common ownership interests. The Company pays monthly rent of $6,500 and may cancel the arrangement at any time. Rent expense of $19,500 was recorded for each of the three months ended March 31, 2011 and 2010.

     The Company has advanced funds to an affiliated entity for the acquisition and improvement of real property. As the terms and conditions of the advance are not formally defined with regard to either the time of repayment or collateral, the advance has been presented as a reduction of members' equity. The advance bears interest at 6.0%. Related party interest income of $9,915 and $9,354 was recorded for the three months ended March 31, 2011 and 2010, respectively.

     The following table summarizes balances due from related parties and balances due to related parties:

                                                       As of
                                           -----------------------------
                                             March 31,     December 31,
                                               2011            2010
                                           ------------  ---------------
Accounts receivable, related parties:
  Petroleum Management, LLC                $     18,167  $       17,139

  Synergy Resources Corporation                 433,438         237,067
                                           ------------  ---------------
    Total                                       451,605         254,206
                                           ============  ===============
Accounts payable, related parties:

  Petroleum Management, LLC                     677,817         574,452
  Synergy Resources Corporation                   7,037          67,207
                                           ------------  ---------------
    Total                                  $    684,854  $      641,659
                                           ============  ===============

6.     Commitments and Contingencies

     On October 28, 2010, the Company agreed to sell certain oil and gas properties located in Wyoming. The transaction closed on April 11, 2011. See
Note 7.

     On November 1, 2010, the Company entered into a non-binding letter of intent to sell substantially all of its remaining oil and gas assets to Synergy. The transaction closed on May 24, 2011. See Note 7.

7.     Subsequent Events

     On April 11, 2011, the Company closed on the sale of producing oil and gas properties located in Laramie County, Wyoming. The transaction provided for net proceeds of $3,159,821.

     On May 24, 2011, the Company closed on the sale of substantially all of its remaining oil and gas properties, consisting of 87 producing oil and gas wells, one shut-in well, and oil and gas leases covering approximately 6,968 gross acres, to Synergy in exchange for $10,000,000 in cash, 1,381,818 shares of Synergy's common stock and a promissory note in the principal amount of $5,200,000. The promissory note bears interest at 5.25% annual rate and is due on January 2, 2012.

                          SYNERGY RESOURCES CORPORATION
                                       AND
                     PETROLEUM EXPLORATION & MANAGEMENT, LLC

                         PRO-FORMA FINANCIAL INFORMATION
                                   (unaudited)

     On May 24, 2011, Synergy Resources Corporation ("Synergy") completed the acquisition of certain oil and gas properties from Petroleum Exploration and Management, LLC ("PEM"). The transaction had a purchase price of $19,000,000 consisting of a cash payment of $10,000,000, and 1,381,818 shares of Synergy's restricted common stock, and a promissory note in the principal amount of $5,200,000. The purchase price was based upon conditions and assumptions effective as of January 1, 2011, and is subject to customary adjustments for transactions that occurred between January 1, 2011, and May 24, 2011.

     The following unaudited pro-forma information contains condensed combined statements of operations for the twelve months ended August 31, 2010, and for the nine months ended May 31, 2011, that give effect to the transaction as if it had occurred as of the beginning of each period. The statement for the period ended August 31, 2010, assumes that the transaction occurred on September 1, 2009. The statement for the period ended May 31, 2011, assumes that the transaction occurred on September 1, 2010. The pro forma information does not contain a pro-forma condensed combined balance sheet because the balance sheet that includes the transaction was included in Synergy's Form 10-Q for the interim period ended May 31, 2011.

     The unaudited pro-forma condensed combined financial statements are provided for illustrative purposes only and do not purport to present what the actual results of operations would have been had the transactions actually occurred on the date indicated, nor do they purport to represent results of operations for any future period or financial position for any future date.
These statements do not assume any potential cost savings or other future benefits that may be obtained through the combination of these two entities. Synergy believes the assumptions used herein provide a reasonable basis for presenting the significant effects directly attributable to the transaction described above.

     The pro-forma condensed combined financial statements have been derived from, and should be read in conjunction with, historical financial statements and notes thereto of Synergy and PEM. The audited financial statements of PEM as of December 31, 2010 and 2009 as well as the unaudited financial statements for the three months ended March 31, 2011 and 2010 appear elsewhere in this Form 8-K/A. The audited financial statements of Synergy as of August 31, 2010 and 2009 and for the two years then ended were previously filed on Form 10-K. The unaudited financial statements of Synergy for the nine months ended May 31, 2011 were previously filed on Form 10-Q.

    SYNERGY RESOURCES CORPORATION AND PETROLEUM EXPLORATION & MANAGEMENT, LLC
              PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                   for the twelve months ended August 31, 2010
                                   (Unaudited)



                                         HISTORICAL
                                -----------------------------                    PRO-FORMA
                                  Synergy            PEM                       --------------
                                  Synergy         (Note 3-H)   Adjustments       Combined
                                -------------     -----------  -------------   --------------
Revenues:

  Oil and gas revenues           $ 2,158,444    $  2,227,861   $  (508,628)  A  $  3,877,677

Expenses:

  Lease operating expenses           323,520         971,549      (218,944)  B     1,076,125
  Depreciation, depletion, and
   amortization                      701,400         868,189       967,261   C     2,536,850

  General and administrative       1,915,049         108,277       (78,000)  D     1,945,326
                                -------------  --------------  -------------   --------------

    Total expenses                 2,939,969       1,948,015       670,317         5,558,301
                                -------------  --------------  -------------   --------------


Operating income (loss)             (781,525)        279,846    (1,178,945)       (1,680,624)

Other income (expense):

  Accretion of debt discount      (1,333,590)              -             -        (1,333,590)
  Amortization of debt
   issuance costs                   (453,656)              -             -          (453,656)
  Change in fair value of
   derivative conversion
   liability                      (7,678,457)              -             -        (7,678,457)

  Interest expense, net             (551,603)       (196,848)      (76,152)  E      (824,603)

  Interest income                      4,659          45,780       (45,780)  F         4,659
                                -------------  --------------  -------------   --------------
    Total other income
     (expense)                   (10,012,647)       (151,068)     (121,932)      (10,285,647)
                                -------------  --------------  -------------   --------------


Income (loss) before taxes       (10,794,172)        128,778    (1,300,877)      (11,966,271)


Provision for income taxes                 -               -             -                 -
                                -------------  --------------  -------------   --------------


Net income (loss)               $(10,794,172)  $     128,778   $(1,300,877)    $ (11,966,271)
                                =============  ==============  =============   ==============

Net loss per common share:

  Basic and Diluted             $      (0.88)                                  $       (0.88)
                                =============                                  ==============

Weighted average shares
 outstanding:

  Basic and Diluted                12,213,999                    1,381,818   G    13,595,817
                                =============                  =============   ==============

    The accompanying notes are an integral part of these pro-forma condensed combined financial statements.

    SYNERGY RESOURCES CORPORATION AND PETROLEUM EXPLORATION & MANAGEMENT, LLC
              PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                     for the nine months ended May 31, 2011
                                   (Unaudited)


                                        HISTORICAL
                                -----------------------------                    PRO-FORMA
                                  Synergy            PEM                       --------------
                                  Synergy         (Note 3-H)   Adjustments       Combined
                                -------------     -----------  -------------   --------------
Revenues:

  Oil and gas revenues           $ 6,610,908    $  2,734,263   $  (375,750)  A  $  8,969,421

Expenses:

  Lease operating expenses         1,131,837         905,121      (198,477)  B     1,838,481
  Depreciation, depletion, and
   amortization                    2,062,825         678,817       871,568   C     3,613,210

  General and administrative       2,171,721         126,794      (208,500)  D     2,090,015
                                -------------  --------------  -------------   --------------

    Total expenses                 5,366,383       1,710,732       464,591         7,541,706
                                -------------  --------------  -------------   --------------


Operating income (loss)            1,244,525       1,023,531      (840,341)        1,427,715

Other income (expense):
  Change in fair value of
   derivative conversion
   liability                     (10,229,229)              -             -       (10,229,229)

  Interest expense, net           (4,246,945)        (61,403)     (143,346)  E    (4,451,694)

  Interest income                     41,675          28,623       (28,623)  F        41,675
                                -------------  --------------  -------------   --------------
    Total other income
     (expense)                   (14,434,499)        (32,780)     (171,969)      (14,639,248)
                                -------------  --------------  -------------   --------------

Income (loss) before taxes       (13,189,974)        990,751    (1,012,310)      (13,211,533)


Provision for income taxes                 -               -             -                 -
                                -------------  --------------  -------------   --------------


Net income (loss)               $(13,189,974)  $     990,751   $(1,012,310)     $(13,211,533)
                                =============  ==============  =============   ==============

Net loss per common share:

  Basic and Diluted             $      (0.58)                                   $      (0.55)
                                =============                                  ==============

Weighted average shares
outstanding:

  Basic and Diluted                22,713,785                    1,381,818   G    24,095,603
                                =============                  =============   ==============

    The accompanying notes are an integral part of these pro-forma condensed combined financial statements.

                          SYNERGY RESOURCES CORPORATION
                                       AND
                     PETROLEUM EXPLORATION & MANAGEMENT, LLC

                    NOTES TO PRO-FORMA FINANCIAL INFORMATION
                                   (unaudited)

1.    Basis of Pro-Forma Presentation

     On May 24, 2011, Synergy Resources Corporation ("Synergy") acquired certain oil and gas properties from Petroleum Exploration and Management, LLC ("PEM") for consideration of $19,000,000, subject to customary adjustments for the impact of transactions that occurred between January 1, 2011 and May 24, 2011. The acquisition had an effective date of January 1, 2011 and closed on May 24, 2011. PEM is controlled by Ed Holloway and William E. Scaff, Jr., both also officers and directors of Synergy.

     The oil and gas properties consist of:

        o     87 producing oil and gas wells;
        o     one shut in oil well; and
        o     oil  and  gas  leases  covering   6,968   gross   acres   in  the
              Denver-Julesburg Basin.

     PEM's working interest in the wells ranged between 3% and 100%. PEM's net revenue interest in the wells ranged between 2.44% and 80%. Some of the properties involved wells in which Synergy shared an ownership interest. The oil and gas properties are primarily located in the Wattenberg field, which is part of the D-J Basin, and further consolidates Synergy's interests in the region.

     The aggregate consideration for the purchase of these oil and gas properties consisted of $10,000,000 in cash; plus 1,381,818 restricted shares of Synergy common stock; plus a promissory note in the principal amount of $5,200,000, which bears interest at 5.25% and is due on January 2, 2012.

     Synergy did not acquire any of PEM's equity interests or any related corporate items such as office furniture and equipment. Likewise, Synergy did not assume any debt, lease obligations or equity compensation agreements or retain any of PEM's corporate management and staff. Transaction-related costs totaled approximately $150,000, all of which were recognized in the nine months ended May 31, 2011.

     For accounting purposes, the value of the consideration as of the closing date approximated $19.9 million, calculated as follows:

     Number of Synergy shares to be issued         1,381,818
     Closing price of Synergy common stock on
      May 24, 2011                               $      3.40
                                                 ------------
     Equity value                                $ 4,698,181
     Cash value                                  $10,000,000
     Promissory note value                       $ 5,200,000
                                                 ------------
     Aggregate value                             $19,898,181
                                                 ============

     The preliminary allocation of value to the assets acquired indicates that the proved and unproved properties had a fair value approximating $19,898,181, and no gains, losses, or goodwill will be recorded in the transaction. The allocation of value to the properties is preliminary and is subject to adjustment. The approximate fair values of the properties are:

Proved properties             $ 19,000,000
Unproved properties               898,181
Asset retirement costs            165,694
                              ------------
                               20,063,875
Less, asset retirement
 obligations                     (165,694)
                              ------------
Net asset value               $19,898,181
                              ============

2.    Pro-Forma Adjustments

     The pro-forma condensed combined financial statements have been prepared to reflect the transaction between Synergy and PEM. Pro-forma adjustments included in the pro-forma condensed combined financial statements are as follows:

     A. Eliminate the revenues associated with properties not acquired by Synergy.

     B. Eliminate the lease operating expenses associated with properties not acquired by Synergy.

     C. Adjust depreciation, depletion, amortization, and accretion expense ("DDA") associated with the acquired properties, as follows:

                                        12 Months    9 Months
                                        -----------  ----------
      Eliminate DDA recorded by PEM     $ (868,189)  $(678,817)
      Calculate DDA using
       acquisition values                1,835,450   1,550,385
                                        -----------  ----------
                                         $ 967,261   $ 871,568
                                        ===========  ==========

     D.   Adjust general and administrative expenses, as follows:

                                                    12 Months   9 Months
                                                    ----------  -----------
      Eliminate rent expense on lease not           $ (78,000)   $ (58,500)
      assumed by Synergy
      Eliminate direct acquisition costs                    -     (150,000)
                                                    ----------  -----------
                                                    $ (78,000)   $(208,500)
                                                    ==========  ===========

     E. Eliminate interest expense on PEM obligations not assumed by Synergy and recognize interest expense associated with the acquisition note payable in the principal amount of $5,200,000, bearing interest at an annual rate of 5.25%, as follows:

                                    12 Months    9 Months
                                    -----------  ----------
      Eliminate PEM interest         $ 196,848   $  61,404
       expense
      Calculate interest on
       acquisition debt               (273,000)   (204,750)
                                    -----------  ----------
                                    $  (76,152)  $(143,346)
                                    ===========  ==========

     F. Eliminate interest income recorded by PEM on notes receivable not acquired by Synergy.

     G.   Reflect the issuance of 1,381,818 restricted common shares.

3.    Data Derivation for the Periods Presented

     Synergy and PEM have different fiscal years. Accordingly, we have extracted data from the historical records of PEM to more closely coincide with the fiscal periods of Synergy.

     H. Reference 3-H in the accompanying statements of operations for the twelve months ended August 31, 2010, signifies that the data was derived from the historical results of PEM for the twelve months ended June 30, 2010, and combined with the historical results of Synergy for the twelve months ended August 31, 2010.

     I. Reference 3-I in the accompanying statements of operations for the nine months ended May 31, 2011, signifies that the data was derived from the historical results of PEM for the nine months ended March 31, 2011, and combined with the historical results of Synergy for the nine months ended May 31, 2011.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2011


                                    SYNERGY RESOURCES CORPORATION


                                    By: /s/ Frank L. Jennings
                                        -------------------------------------
                                        Frank L. Jennings, Chief Financial
                                        Officer